Exhibit 99.1

Bay Banks of Virginia, Inc. Reports First Quarter 2020 Results

Response to COVID-19 Pandemic

RICHMOND, VA, May 7, 2020 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, Inc., announced financial results for the first quarter of 2020 and the company’s response to the COVID-19 pandemic.

The company reported a net loss of $14 thousand, or $0.00 per diluted share, for the first quarter of 2020 compared to net income of $2.0 million, or $0.15 per diluted share, for the fourth quarter of 2019 and net income of $1.5 million, or $0.11 per diluted share, for the first quarter of 2019. The net loss for the first quarter of 2020 includes loan loss provision expense of $2.8 million (pre-tax), a significant portion of which related to estimated reserve needs as a result of the COVID-19 pandemic.

The company reported that it has been operating under a pre-determined pandemic plan since the beginning of March. From the onset of the national pandemic, it proactively addressed the needs of its commercial and individual borrowers modifying nearly 180 loans, with balances of approximately $86.5 million, in the month of March 2020. The modifications allow for the short-term deferral of principal payments or of principal and interest payments.

Beginning on March 20, 2020, the company’s retail branch lobbies were accessible by appointment; all its drive-through access points were open, as well as access to banking services using readily-available technology. On April 13, 2020, the company temporarily closed four retail branches and reduced hours of certain other branches. The company anticipates the branches will be re-opened during the third quarter of this year. These adjustments were primarily in response to the ‘stay-at-home’ order issued by the governor of Virginia on March 30, 2020. The changes in branch staffing along with certain other positions result in noninterest expense savings of approximately $225 thousand, which will be realized over the second and third quarters of 2020.

Beginning on April 3, 2020, the company actively participated in the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, closing 405 loans totaling $45.3 million and earning $1.8 million in processing fees, pursuant to the first appropriation of government funding, which was depleted on April 16, 2020. Beginning on April 27, 2020 and through the end of April, an additional 107 loans were closed totaling $5.5 million and resulting in $250 thousand in processing fees, pursuant to the second appropriation of PPP government funding. Through the PPP, the federal government partnered with banks to provide over $650 billion to small businesses to support payrolls and other operating expenses.

Randal R. Greene, President and Chief Executive Officer, commented: “2020 started strong; with vibrant economies in our markets and with the leadership of our new Chief Revenue Officer, we were off to a great year. On a pre-tax, pre-provision basis, we earned $2.7 million1 in the first quarter of 2020 compared to $2.8 million1 in the fourth quarter of 2019. Excluding the higher accretion of loan discounts of $740 thousand in the fourth quarter of 2019, pre-tax, pre-provision earnings improved $663 thousand. Of the $2.8 million we recorded in provision for loan losses during the quarter, $1.5 million was an estimate of credit issues related to the impact of the virus on our borrowers’ businesses and their ability to repay us. First quarter loan growth, on an annualized basis, was nearly 20%, and we, like other banks our size, were feeling loan yield pressure as market rates were coming down. We aggressively reduced deposit rates, bringing overall deposit costs down 10 basis points in this first quarter.

“At the beginning of 2020, few would have predicted our economy would come to a halt due to a pandemic. As a nimble community bank, our focus quickly shifted to supporting our customers, modifying their loans, and assisting them in deciphering the many stimulus programs rolled out by our federal government. I couldn’t be more proud of how our teams responded, both the team that executed the Paycheck Protection Program loans for our customers and our branch employees that interface day-to-day with the public during this complicated situation. As of the end of April, 100% of our customers that applied for a PPP loan had been approved for one. I have received an overwhelming amount of positive feedback from customers we’ve helped, many that have temporarily lost revenues they’ve worked years to build.”

Operating Results

First Quarter 2020 compared to Fourth Quarter 2019

•	Loss before income taxes for the first quarter of 2020 was $72 thousand compared to income before income taxes of $2.5 million for the fourth quarter of 2019.
•

Interest income for the three months ended March 31, 2020 was $12.2 million, on average interest-earning assets of $1.08 billion, compared to $13.0 million, on average interest-earning assets of $1.06 billion, for the three months ended December 31, 2019. Interest income in the first quarter of 2020 included accretion of acquired loan discounts of $189 thousand, while interest income in the fourth quarter of 2019 included $929 thousand of accretion of acquired loan discounts. Higher accretion in the fourth quarter of 2019 was primarily attributable to significant paydowns and payoffs of loans acquired in the company’s 2017 merger with Virginia BanCorp, Inc. Yields on average interest-earning assets were 4.56% and 4.87% for the first quarter of 2020 and the fourth quarter of 2019, respectively, including the effect of accretion. Yields on average interest-earning assets in the fourth quarter of 2019 were positively affected by higher accretion of acquired loan discounts, which had a positive 28 basis point effect compared to yields in the first quarter of 2020. Yields on average interest-earning assets, excluding the effect of accretion, in the first quarter of 2020 were also negatively affected by lower yielding investment securities due to calls of higher yielding securities, and lower yields on loans originated in late 2019 and in the first quarter of 2020. Partially offsetting the decline in yields excluding accretion was higher average balances of loans.

•

Interest expense was $3.6 million and $3.9 million for the three months ended March 31, 2020 and December 31, 2019, respectively, and cost of funds was 1.44% and 1.54% for the sequential quarter periods. Average interest-bearing liabilities were $871.6 million and $860.4 million for the first quarter of 2020 and the fourth quarter of 2019, respectively. Cost of deposits was 1.24% for the first quarter of 2020, down 10 basis points from 1.34% for the fourth quarter of 2019, reflective of the company’s efforts to reduce deposit rates since mid-2019.

•

Net interest margin (“NIM”) was 3.22% for the first quarter of 2020 compared to 3.43% for the fourth quarter of 2019. Higher accretion in the fourth quarter of 2019 contributed 28 basis points to the sequential quarter decline, which was partially offset by lower cost of funds.

•

Provision for loan losses was $2.8 million for the first quarter of 2020 compared to $311 thousand for the fourth quarter of 2019. Of the first quarter 2020 amount, approximately $1.5 million was attributable to estimated reserve needs due to the negative economic impact of the COVID-19 pandemic. Of this $1.5 million, approximately $200 thousand was due to risk rating downgrades of loans to borrowers in industry segments highly affected by COVID-19, such as hotels, restaurants, churches, and assisted-living facilities; the remaining $1.3 million relates to a qualitative loss factor applied to the majority of the company’s loan portfolio for negative COVID-19 economic implications, such as unemployment. The remaining $1.3 million of the provision for loan losses was primarily due to gross loan growth of $46.0 million and higher specific reserves recorded in the quarter.

•

Noninterest income for both the three months ended March 31, 2020 and December 31, 2019 was $1.4 million. The 2020 quarter included approximately $471 thousand of fee income for referring loan customers to a third-party financial institution to execute interest rate swaps, while the 2019 quarter included no income from such activities. Partially offsetting this increase was a $263 thousand unrealized loss in the 2020 quarter on assets held in a rabbi trust for the benefit of participants in the company’s deferred compensation plan compared to an unrealized gain of $62 thousand in the 2019 quarter. Additionally, lower secondary market sales and servicing income of $202 thousand in the first quarter of 2020 compared to $309 thousand in the fourth quarter of 2019 was primarily the result of a $161 thousand negative valuation adjustment to the company’s mortgage servicing rights asset in the first quarter of 2020 compared to a $25 thousand gain in the fourth quarter of 2019.

•

Noninterest expense for the three months ended March 31, 2020 and December 31, 2019 was $7.3 million and $7.7 million, respectively. Lower noninterest expense in the first quarter of 2020 was primarily attributable to lower salaries and employee benefits, primarily due to a lower management incentive accrual recorded in the first quarter of 2020 and the unrealized loss on rabbi trust assets. The company’s efficiency ratio was 73.0% and 73.5% for the first quarter of 2020 and fourth quarter of 2019, respectively.

•

Income tax benefit for the first quarter of 2020 was $58 thousand, reflective of an 80.6% effective income tax rate, while income tax expense for the fourth quarter of 2019 was $469 thousand, reflective of a 19.0% effective income tax rate. The effective income tax rate of 80.6% in the first quarter of 2020 was primarily due to the amount of tax-exempt income relative to the company’s pre-tax net loss for the quarter.

First Quarter 2020 compared to First Quarter 2019

•	Loss before income taxes for the first quarter of 2020 was $72 thousand compared to income before income taxes of $1.8 million for the first quarter of 2019.
•

Interest income for the three months ended March 31, 2020 was $12.2 million, on average interest-earning assets of $1.08 billion, compared to $12.3 million, on average interest-earning assets of $1.02 billion, for the three months ended March 31, 2019. Interest income in the first quarters of 2020 and 2019 included accretion of acquired loan discounts of $189 thousand and $439 thousand, respectively. Yields on average interest-earning assets were 4.56% and 4.90% for the first quarters of 2020 and 2019, respectively. The decrease in yield on average interest-earning assets was primarily due to lower yields on loans in the 2020 period and higher accretion of acquired loan discounts in the 2019 period, which had a positive 11 basis point effect compared to the first quarter of 2020.

•

Interest expense was $3.6 million and $3.7 million for the three months ended March 31, 2020 and 2019, respectively, and cost of funds was 1.44% and 1.54%, for the respective periods. Average interest-bearing liabilities were $871.6 million and $853.6 million for the first quarters of 2020 and 2019, respectively. Interest expense on the company’s $25 million of 5.625% subordinated notes issued on October 7, 2019 and maturing on October 15, 2029 (the “2029 Notes”) contributed $375 thousand and 12 basis points to interest expense and cost of funds, respectively, in the first quarter of 2020. Offsetting the higher funding cost contributed by the 2029 Notes was lower deposit costs, which declined 10 basis points to the first quarter of 2020 from the first quarter of 2019. Higher average balances of noninterest-bearing deposits, which increased $24.1 million to March 31, 2020 from March 31, 2019, contributed to the decline in deposit cost.

•

NIM was 3.22% for the first quarter of 2020 compared to 3.45% for the first quarter of 2019. The decrease in NIM was primarily attributable to lower accretion of acquired loan discounts and lower yields on interest-earning assets, partially offset by lower cost of funds.

•

Provision for loan losses was $2.8 million in the first quarter of 2020 compared to $314 thousand in the first quarter of 2019. Higher provision for loan losses in the 2020 quarter was primarily attributable to estimated reserve needs related to COVID-19, gross loan growth, and higher specific reserves, as noted above.

•

Noninterest income for the three months ended March 31, 2020 and 2019 was $1.4 million and $1.1 million, respectively. Higher noninterest income in the 2020 quarter was primarily due to referral fee income for customer interest rate swaps and higher secondary market sales and servicing income, partially offset by a net unrealized loss on rabbi trust assets of $263 thousand in the 2020 quarter compared to a $90 thousand net unrealized gain in the 2019 quarter.

•

Noninterest expense for the three months ended March 31, 2020 and 2019 was $7.3 million and $7.6 million, respectively, primarily due to lower salaries and employee benefits in the 2020 quarter. The company’s efficiency ratio for the first quarter of 2020 was 73.0% compared to 78.1% for the same quarter of 2019.

•

Income tax benefit for the first quarter of 2020 was $58 thousand, reflective of an 80.6% effective income tax rate. Income tax expense for the first quarter of 2019 was $337 thousand, reflective of an 18.4% effective rate.

Balance Sheet

•	Total assets were $1.18 billion and $1.13 billion at March 31, 2020 and December 31, 2019, respectively.
•	Loans, net of allowance for loan losses, were $960.0 million at March 31, 2020 compared to $916.6 million at December 31, 2019, a $43.4 million increase and an annualized growth rate of 19%.
•

Deposits were $964.5 million at March 31, 2020 compared to $910.4 million at December 31, 2019. Noninterest-bearing demand accounts comprised 14.1% of total deposits at March 31, 2020, a decrease from 15.2% at December 31, 2019, and an increase from 13.1% at March 31, 2019.

•

Shareholders’ equity was $127.4 million and $126.2 million at March 31, 2020 and December 31, 2019, respectively, an increase of $1.2 million. The increase in shareholders’ equity in the first quarter of 2020 was primarily attributable to $866 thousand of net unrealized gains on the company’s available-for-sale securities portfolio. Tangible book value, calculated as shareholders’ equity less goodwill and core deposit intangible assets, net of the associated deferred tax liability, divided by common shares outstanding, was $8.69[1] and $8.64[1] at March 31, 2020 and December 31, 2019, respectively.

•	The company made no repurchases of its common stock outstanding in the first quarter of 2020, pursuant to a share repurchase program authorized by its board of directors in the fourth quarter of 2019.
•	Capital ratios for Virginia Commonwealth Bank were above regulatory minimum guidelines for well-capitalized banks as of March 31, 2020 and December 31, 2019.
•

Annualized return on average assets for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019 was 0.00%, 0.71%, and 0.55%, respectively, while annualized return on average shareholders’ equity for the same periods was (0.04)%, 6.39%, and 5.05%, respectively.

Asset Quality

•

Loans in industry segments highly affected by the COVID-19 pandemic, which include primarily hotels, restaurants, churches, and assisted-living facilities, were subject to risk rating downgrades as of March 31, 2020. Loans to borrowers in these segments totaled approximately $88.5 million, or 9% of the company’s gross loans as of March 31, 2020.

•

Nonperforming assets were $7.1 million, or 0.60% of total assets, as of March 31, 2020, compared to $6.4 million, or 0.56% of total assets, as of December 31, 2019, and $9.1 million, or 0.82% of total assets, as of March 31, 2019. The company previously reported it participated in a loan to a professional service firm that filed for Chapter 7 bankruptcy in the third quarter of 2019. As of March 31, 2020, the loan had been resolved and the company collected all principal and interest to which it was due.

•

The ratio of allowance for loan losses to total gross loans was 1.05%, 0.82%, and 0.86% at March 31, 2020, December 31, 2019, and March 31, 2019, respectively. The 23 basis point increase in the ratio of allowance for loan losses to total gross loans for the first quarter of 2020 was primarily due to a qualitative loss factor applied to the majority of the company’s loan portfolio for negative economic implications, such as unemployment, from the COVID-19 pandemic. The company’s allowance for loan losses does not include discounts recorded on loans acquired in the company’s 2017 merger with Virginia BanCorp, Inc., which were $1.8 million, $1.9 million, and $3.5 million as of March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

Outlook

Greene concluded: “At the end of March, our asset quality measures would not suggest we are facing the credit challenges that likely lie ahead. This level of economic slow-down supported by significant government intervention is unprecedented in recent history. How long the slow-down will last is on all of our minds and recent discussions of getting the country back to work are encouraging. As we have supported our employees, customers and communities during this difficult time, we are cognizant that we too have a business to manage. Having a strong balance sheet, healthy capital levels, and good liquidity are key as we move through the next several quarters.”

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 18 banking offices, including one loan production office, located throughout the greater Richmond region of Virginia, the Northern Neck region of Virginia, Middlesex County, and the Hampton Roads region of Virginia, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, and investment and wealth management services.

Caution About Forward-Looking Statements

This press release contains statements concerning the company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to: the effect of the COVID-19 pandemic, including its potential adverse effect on economic conditions, and the company’s employees, customers, loan losses, and financial performance; changes in interest rates and general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; acquisitions and dispositions; implementation of new technologies and the ability to develop and maintain secure and reliable electronic systems; and tax and accounting rules, principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or Judy C. Gavant, Executive Vice President and Chief Financial Officer, at 804-518-2606 or inquiries@baybanks.com.

1 See discussion of non-GAAP financial measures at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data

CONSOLIDATED BALANCE SHEETS

	(unaudited)
(Dollars in thousands, except share data)	March 31, 2020	December 31, 2019 (1)
ASSETS
Cash and due from banks	$9,976	$6,096
Interest-earning deposits	44,711	34,358
Federal funds sold	1,319	1,359
Certificates of deposit	2,754	2,754
Available-for-sale securities, at fair value	94,618	99,454
Restricted securities	5,752	5,706
Loans receivable, net of allowance for loan losses of $10,172 and $7,562, respectively	960,023	916,628
Loans held for sale	747	1,231
Premises and equipment, net	19,462	20,141
Accrued interest receivable	3,139	3,035
Other real estate owned, net	1,679	1,916
Bank owned life insurance	19,870	19,752
Goodwill	10,374	10,374
Mortgage servicing rights	774	935
Core deposit intangible	1,369	1,518
Other assets	6,986	6,666
Total assets	$1,183,553	$1,131,923

LIABILITIES
Noninterest-bearing demand deposits	$136,437	$137,933
Savings and interest-bearing demand deposits	394,637	382,607
Time deposits	433,393	389,900
Total deposits	964,467	910,440

Securities sold under repurchase agreements	3,284	6,525
Federal Home Loan Bank advances	45,000	45,000
Subordinated notes, net of unamortized issuance costs	31,029	31,001
Other liabilities	12,371	12,772
Total liabilities	1,056,151	1,005,738

SHAREHOLDERS' EQUITY
Common stock ($5 par value; authorized - 30,000,000 shares; outstanding - 13,346,789 and 13,261,801 shares, respectively) (2)	66,734	66,309
Additional paid-in capital	36,536	36,658
Unearned employee stock ownership plan shares	(1,463)	(1,525)
Retained earnings	24,646	24,660
Accumulated other comprehensive income, net	949	83
Total shareholders' equity	127,402	126,185
Total liabilities and shareholders' equity	$1,183,553	$1,131,923

(1) Derived from audited December 31, 2019 Consolidated Financial Statements.

(2) Preferred stock is authorized; however, none was outstanding as of March 31, 2020 and December 31, 2019.

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited) – Continued

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
INTEREST INCOME
Loans, including fees	$11,352	$12,149	$11,461
Securities:
Taxable	652	573	595
Tax-exempt	94	98	118
Federal funds sold	2	12	7
Interest-earning deposit accounts	104	149	135
Certificates of deposit	14	16	20
Total interest income	12,218	12,997	12,336

INTEREST EXPENSE
Deposits	2,848	3,056	2,809
Securities sold under repurchase agreements	2	3	3
Subordinated notes and other borrowings	512	494	137
Federal Home Loan Bank advances	234	301	704
Total interest expense	3,596	3,854	3,653
Net interest income	8,622	9,143	8,683
Provision for loan losses	2,777	311	314
Net interest income after provision for loan losses	5,845	8,832	8,369

NONINTEREST INCOME
Trust management	193	209	214
Service charges and fees on deposit accounts	236	250	238
Wealth management	247	254	206
Interchange fees, net	98	108	101
Other service charges and fees	33	27	29
Secondary market sales and servicing	202	309	71
Increase in cash surrender value of bank owned life insurance	118	119	120
Net gains on sales and calls of available-for-sale securities	26	—	—
Net losses on disposition of other assets	(7)	(1)	(1)
Net (losses) gains on rabbi trust assets	(263)	62	90
Referral fees	471	—	—
Other	37	36	22
Total noninterest income	1,391	1,373	1,090

NONINTEREST EXPENSE
Salaries and employee benefits	3,628	4,065	4,001
Occupancy	751	809	868
Data processing	537	530	588
Bank franchise tax	256	209	216
Telecommunications and other technology	358	313	207
FDIC assessments	148	112	216
Foreclosed property	7	35	43
Consulting	71	108	115
Advertising and marketing	67	84	67
Directors' fees	192	153	164
Audit and accounting	140	236	204
Legal	191	69	83
Core deposit intangible amortization	149	157	180
Net other real estate owned losses (gains)	—	19	(6)
Other	813	835	684
Total noninterest expense	7,308	7,734	7,630
(Loss) income before income taxes	(72)	2,471	1,829
Income tax (benefit) expense	(58)	469	337
Net (loss) income	$(14)	$2,002	$1,492
Basic and diluted earnings per share	$—	$0.15	$0.11

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited) – Continued

						As of and for the
	As of and for the Three Months Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2019	2019	2019	2019	2018
Select Consolidated Balance Sheet Data
Total assets	$1,183,553	$1,131,923	$1,112,219	$1,094,260	$1,103,840
Cash, interest-earning deposits and federal funds sold	56,006	41,813	31,405	24,604	30,677
Available-for-sale securities, at fair value	94,618	99,454	80,748	81,169	82,030
Loans:
Mortgage loans on real estate	762,404	730,788	731,280	713,247	725,494
Commercial and industrial	198,278	181,730	186,281	187,531	173,360
Consumer	9,846	11,985	14,471	16,889	20,095
Loans receivable	970,528	924,503	932,032	917,667	918,949
Unamortized net deferred loan fees	(333)	(313)	(269)	(275)	(329)
Allowance for loan losses (ALL)	(10,172)	(7,562)	(7,495)	(7,479)	(7,858)
Net loans	960,023	916,628	924,268	909,913	910,762
Loans held for sale	747	1,231	268	593	—
Other real estate owned, net	1,679	1,916	2,178	3,168	3,718

Total liabilities	$1,056,151	$1,005,738	$987,362	$971,643	$983,903
Deposits:
Noninterest-bearing demand deposits	136,437	137,933	124,670	116,229	112,315
Savings and interest-bearing demand deposits	394,637	382,607	372,404	374,175	371,587
Time deposits	433,393	389,900	396,614	385,218	372,751
Total deposits	964,467	910,440	893,688	875,622	856,653
Securities sold under repurchase agreements	3,284	6,525	6,323	6,983	7,220
Federal Home Loan Bank advances	45,000	45,000	68,000	70,000	100,000
Subordinated notes, net of unamortized issuance costs	31,029	31,001	6,906	6,902	6,897

Shareholders' equity	127,402	126,185	124,857	122,617	119,937

Interest income	$12,218	$12,997	$12,765	$12,321	$12,336	$50,418	$43,803
Interest expense	3,596	3,854	3,734	3,844	3,653	15,085	10,225
Net interest income	8,622	9,143	9,031	8,477	8,683	35,333	33,578
Provision for loan losses	2,777	311	495	62	314	1,182	1,351
Noninterest income	1,391	1,373	1,200	1,295	1,090	4,958	4,303
Noninterest expense	7,308	7,734	7,447	7,592	7,630	30,402	32,119
(Loss) income before income taxes	(72)	2,471	2,289	2,118	1,829	8,707	4,411
Income tax (benefit) expense	(58)	469	448	395	337	1,649	533
Net (loss) income	$(14)	$2,002	$1,841	$1,723	$1,492	$7,058	$3,878

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited) – Continued

						As of and for the
	As of and for the Three Months Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2019	2019	2019	2019	2018
Basic earnings per share	$—	$0.15	$0.14	$0.13	$0.11	$0.54	$0.30
Diluted earnings per share	—	0.15	0.14	0.13	0.11	0.54	0.30
Book value per share	9.55	9.51	9.36	9.20	9.01
Tangible book value per share (1)	8.69	8.64	8.49	8.31	8.11
Shares outstanding at end of period	13,346,789	13,261,801	13,334,302	13,332,484	13,313,537
Weighted average shares outstanding, basic	13,056,576	13,071,708	13,077,600	13,059,824	13,001,182	13,053,080	13,057,537
Weighted average shares outstanding, diluted	13,056,576	13,145,522	13,132,459	13,104,943	13,037,149	13,111,853	13,122,136

Performance Measures and Other Metrics (tax-equivalent basis):
Yield on average interest-earning assets	4.56%	4.87%	4.87%	4.77%	4.90%	4.85%	4.70%
Accretion of discounts on acquired loans	$189	$929	$357	$197	$439	$1,922	$1,759
Cost of funds	1.44%	1.54%	1.52%	1.58%	1.54%	1.55%	1.17%
Cost of deposits	1.24%	1.34%	1.40%	1.42%	1.34%	1.37%	1.01%
Net interest spread	2.90%	3.09%	3.13%	2.97%	3.16%	3.09%	3.37%
Net interest margin (NIM)	3.22%	3.43%	3.45%	3.29%	3.45%	3.40%	3.61%
Average interest-earnings assets to total average assets	94.4%	94.2%	94.0%	93.9%	94.1%	94.0%	93.5%
Return on average assets (annualized)	0.00%	0.71%	0.66%	0.62%	0.55%	0.64%	0.39%
Operating return on average assets (annualized) (1)	0.00%	0.71%	0.66%	0.62%	0.55%	0.64%	0.45%
Return on average equity (annualized)	-0.04%	6.39%	5.97%	5.72%	5.05%	5.79%	3.36%
Merger-related expense	$—	$—	$—	$—	$—	$—	$363
Efficiency ratio	73.0%	73.5%	72.8%	77.7%	78.1%	75.5%	84.8%
Operating efficiency ratio (1)	73.0%	73.5%	72.8%	77.7%	78.1%	75.5%	82.6%
Average assets	$1,143,879	1,126,663	1,109,986	1,105,411	1,088,180	1,107,670	999,895
Average interest-earning assets	1,079,351	1,061,227	1,043,243	1,037,527	1,024,058	1,041,622	934,528
Average interest-bearing liabilities	871,597	860,421	851,392	857,355	853,611	855,703	768,826
Average shareholders' equity	126,955	125,285	123,399	120,559	118,099	121,859	115,468
Shareholders' equity to total assets ratio	10.8%	11.1%	11.2%	11.2%	10.9%
Tangible shareholders' equity to tangible total assets (1)	9.9%	10.2%	10.3%	10.2%	9.9%

Asset Quality Data and Ratios:
Nonaccrual loans	$5,441	$4,476	$7,194	$4,577	$5,384
Other real estate owned, net	1,679	1,916	2,178	3,168	3,718
Total nonperforming assets	7,120	6,392	9,372	7,745	9,102
Net charge-offs	166	245	478	441	358	1,522	1,219
Net charge-offs to average loans (annualized)	0.07%	0.11%	0.21%	0.19%	0.16%	0.17%	0.15%
Total nonperforming assets to total assets	0.60%	0.56%	0.84%	0.71%	0.82%
Gross loans to total assets	82.0%	81.6%	83.8%	83.8%	83.2%
ALL to gross loans	1.05%	0.82%	0.80%	0.82%	0.86%
Discounts on acquired loans	$1,750	$1,935	$2,886	$3,265	$3,464

(1) Non-GAAP financial measure.  See GAAP to Non-GAAP financial measure reconciliation at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited) – Continued

						As of and for the
	As of and for the Three Months Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2019	2019	2019	2019	2018
Reconciliation of Non-GAAP Financial Measures (1)
Tangible book value per share
Total shareholders' equity	$127,402	$126,185	$124,857	$122,617	$119,937
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	11,456	11,573	11,697	11,828	11,964
Tangible shareholders' equity	$115,946	$114,612	$113,160	$110,789	$107,973
Shares outstanding at end of period	13,346,789	13,261,801	13,334,302	13,332,484	13,313,537
Tangible book value per share	$8.69	$8.64	$8.49	$8.31	$8.11

Tangible shareholders' equity to tangible total assets
Total assets	$1,183,553	$1,131,923	$1,112,219	$1,094,260	$1,103,840
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	11,456	11,573	11,697	11,828	11,964
Tangible total assets	$1,172,097	$1,120,350	$1,100,522	$1,082,432	$1,091,876
Tangible shareholders' equity	$115,946	$114,612	$113,160	$110,789	$107,973
Tangible shareholders' equity to tangible total assets	9.9%	10.2%	10.3%	10.2%	9.9%

Select noninterest expenses, after-tax basis (ATB)
Merger-related expenses	$—	$—	$—	$—	$—	$—	$363
Merger-related expenses, ATB (b)	—	—	—	—	—	—	287

Early retirement program expenses	$—	$—	$—	$—	$—	$—	$483
Early retirement program expenses, ATB (b)	—	—	—	—	—	—	382

Operating return on average assets
Net (loss) income	$(14)	$2,002	$1,841	$1,723	$1,492	$7,058	$3,878
Add: Early retirement program expenses, ATB	—	—	—	—	—	—	382
Add: Merger-related expenses, ATB	—	—	—	—	—	—	287
Operating net income	$(14)	$2,002	$1,841	$1,723	$1,492	$7,058	$4,546
Average assets	$1,143,879	$1,126,663	$1,109,986	$1,105,411	$1,088,180	$1,107,670	$999,895
Operating return on average assets	0.00%	0.71%	0.66%	0.62%	0.55%	0.64%	0.45%

Operating efficiency ratio
Total noninterest expense	$7,308	$7,734	$7,447	$7,592	$7,630	$30,402	$32,119
Less: Early retirement program expenses	—	—	—	—	—	—	483
Less: Merger-related expenses	—	—	—	—	—	—	363
Operating noninterest expense	7,308	7,734	7,447	7,592	7,630	30,402	31,273
Net interest income	8,622	9,143	9,031	8,477	8,683	35,333	33,578
Noninterest income	1,391	1,373	1,200	1,295	1,090	4,958	4,303
Operating efficiency ratio	73.0%	73.5%	72.8%	77.7%	78.1%	75.5%	82.6%

Pre-tax, pre-loan loss provision income
Net (loss) income	$(14)	$2,002	$1,841	$1,723	$1,492	$7,058	$3,878
Add: Income tax (benefit) expense	(58)	469	448	395	337	1,649	533
Add: Provision for loan losses	2,777	311	495	62	314	1,182	1,351
Pre-tax, pre-loan loss provision income	$2,705	$2,782	$2,784	$2,180	$2,143	$9,889	$5,762

(a) Excludes mortgage servicing rights.

(b) Assumes a federal income tax rate of 21%.

(1) Set forth above are calculations of each of the non-GAAP (generally accepted accounting principles) financial measures included in the Supplemental Financial Data tables. Tangible book value per share, tangible shareholders’ equity to tangible total assets ratio, select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratio, and pre-tax, pre-loan loss provision income are supplemental financial measures that are not required nor presented in accordance with GAAP.  Management believes tangible book value per share and tangible shareholders’ equity to tangible total assets ratios are meaningful because they are measures management uses to assess capital levels.  Management believes that select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratios, and pre-tax, pre-loan loss provision income are meaningful because management uses them to assess the financial performance of the company. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.